UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 2, 2008

Carolina Bank Holdings, Inc.

(Exact name of registrant as specified in its charter)

North Carolina	000-31877	56-2215437
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

528 College Road, Greensboro, North Carolina	27410
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (336) 288-1898

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On September 2, 2008, Carolina Bank, the wholly owned subsidiary of Carolina Bank Holdings, Inc., completed a private placement of an additional $1.0 million of subordinated unsecured notes to a qualified institutional buyer. This is in addition to the $8.3 million private placement of identical subordinated unsecured notes which closed on August 14, 2008. The notes have a floating interest rate, which will be based on 3-month LIBOR plus 4.00%, which will be reset quarterly on the 15th of March, June, September and December of each year, beginning on September 15, 2008. The initial rate of interest is 6.80375%. The notes will mature on September 30, 2018, however, Carolina Bank may redeem some or all of the notes at any time on or after September 30, 2013 at a price equal to 100% of the principal amount of the redeemed notes, plus accrued but unpaid interest to the redemption date.

This Current Report on Form 8-K (including information included or incorporated by reference herein) may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of Registrant’s goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. These statements are based upon the current belief and expectations of Registrant’s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Registrant’s control).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Carolina Bank Holdings, Inc.
(Registrant)

Date September 2, 2008

/s/ Robert T. Braswell
Robert T. Braswell
President and Chief Executive Officer